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                                                                     EXHIBIT 4.1

                             METAL MANAGEMENT, INC.
                              RESTRICTED STOCK PLAN


     1. Purpose. Metal Management, Inc. ("MTLM") has established the Metal Management, Inc. Restricted Stock Plan (the "Plan") to increase shareholder value and to advance the interests of MTLM and its subsidiaries (collectively, the "Company") by awarding equity based incentives designed to attract, retain and motivate employees and consultants that provides services to the Company and to align the interests of employees and consultants with those of the shareholders of MTLM. As used in the Plan, the term "subsidiary" means any business, whether or not incorporated, in which MTLM has an ownership interest.

     2.   Administration.

          2.1. Administration by Committee. The Plan shall be administered by the Compensation Committee of the Board of Directors of MTLM (the "Committee"), which Committee shall consist of two or more persons who constitute "non-employee directors" within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and "outside directors" within the meaning of section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

          2.2. Authority. Subject to the provisions of the Plan, the Committee shall have the authority to (a) manage and control the operation of the Plan,
(b) interpret and construe the provisions of the Plan, and prescribe, amend and rescind rules and regulations relating to the Plan, (c) make awards under the Plan subject to such restrictions, limitations and conditions as it deems appropriate, (d) modify the terms of, cancel and reissue, or repurchase outstanding awards, (e) prescribe the form of agreement, certificate or other instrument evidencing any award under the Plan, (f) correct any defect or omission and reconcile any inconsistency in the Plan or in any award hereunder,
(g) extend or accelerate the vesting date of any award under the Plan, and (h) make all other determinations and take all other actions as it deems necessary or desirable for the implementation and administration of the Plan. The determination of the Committee on matters within its authority shall be conclusive and binding on the Company and all other persons.

     3.   Shares Subject to the Plan.

     3.1. Number of Shares Reserved. The shares of common stock of MTLM ("Stock") with respect to which awards may be made under the Plan shall be shares currently authorized but unissued or currently held or subsequently acquired by MTLM as treasury shares, including shares purchased in the open market or in private transactions. Subject to the provisions of subsection 3.2, the number of shares of Stock which may be issued with respect to awards under the Plan shall not exceed 4,000,000 shares. Notwithstanding the foregoing, no shares shall be available for issuance under the Plan until the Plan has been approved by the shareholders of MTLM.





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     3.2. Reusage of Shares. In the event of termination (by reason of forfeiture, expiration, cancellation, surrender or otherwise) of any award under the Plan, that number of shares of Stock that was subject to the award but not delivered shall again be available for awards under the Plan; provided, however, that the following shares shall not be available for reissuance under the Plan:
(i) shares with respect to which the Participant (as defined in subsection 4.1) has received the benefits of ownership (other than voting rights), either in the form of dividends or otherwise, (ii) shares which are withheld from any award or payment under the Plan to satisfy tax withholding obligations (as described in subsection 6.3), and (iii) shares which are surrendered to fulfill tax obligations (as described in subsection 6.3).

     3.3. Adjustments to Shares Reserved. In the event of any merger, consolidation, reorganization, recapitalization, spinoff, stock dividend, stock split, reverse stock split, exchange or other distribution with respect to shares of Stock or other change in the corporate structure or capitalization affecting the Stock, the type and number of shares of Stock which are or may be subject to awards under the Plan and the terms of any outstanding awards shall be equitably adjusted by the Committee, in its sole discretion, to preserve the value of benefits awarded or to be awarded to Participants under the Plan.

     4.   Awards.

          4.1 Restricted Stock. Subject to the terms and conditions of the Plan, the Committee shall designate the employees of and consultants to the Company to whom shares of "Restricted Stock" shall be awarded under the Plan and shall determine the number of shares and the terms and conditions of each such award; provided, however, that newly issued shares shall be issued as Restricted Stock only to the extent that the Committee determines that past services of the Participant constitute adequate consideration for at least the par value thereof. Each individual who is awarded shares of Restricted Stock hereunder shall be referred to as a "Participant" in the Plan. Each Restricted Stock award shall entitle the Participant to receive shares of Stock upon the terms and conditions specified by the Committee and subject to the following provisions of this Section 4.

          4.2 Restrictions. All shares of Restricted Stock transferred hereunder shall be subject to such restrictions as the Committee may determine, including, without limitation, any or all of the following:

          (a) a required period of employment with the Company, as determined by the Committee, prior to the vesting of the shares of Restricted Stock;

          (b) a prohibition against the sale, assignment, transfer, pledge, hypothecation or other encumbrance of the shares of Restricted Stock for a specified period as determined by the Committee; and




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          (c) a requirement that the holder of shares of Restricted Stock forfeit all or a portion of such shares in the event of termination of his employment with the Company during any period in which such shares are subject to restrictions.

All restrictions on shares of Restricted Stock awarded pursuant to the Plan shall expire at such time or times as the Committee shall specify.

          4.3 Registration of Shares. Shares of Restricted Stock awarded pursuant to the Plan shall be registered in the name of the Participant and, if such shares are certificated, in the discretion of the Committee, may be deposited in a bank designated by the Committee or with MTLM. The Committee may require a stock power endorsed in blank with respect to shares of Restricted Stock whether or not certificated.

          4.4 Shareholder Rights. Subject to the terms and conditions of the Plan, during any period in which shares of Restricted Stock are subject to forfeiture or restrictions on transfer, each Participant who has been awarded shares of Restricted Stock shall have such rights of a shareholder with respect to such shares as the Committee may designate at the time of the award, including the right to vote such shares and the right to receive all dividends paid on such shares. Unless otherwise provided by the Committee, stock dividends or dividends in kind any distributed with respect to shares of Restricted Stock shall be restricted to the same extent and subject to the same terms and conditions as the Restricted Stock to which they are attributable.

          4.5 Lapse of Restrictions. Subject to the terms and conditions of the Plan, at the end of any time period during which the shares of Restricted Stock are subject to forfeiture or restrictions on transfer, such shares will be delivered free of all restrictions to the Participant (or to the Participant's legal representative, beneficiary or heir).

          4.6 Substitution of Cash. The Committee may, in its sole discretion, substitute cash equal to the Fair Market Value (as defined in Section 8, determined as of the date of the distribution) of shares of Stock otherwise required to be distributed to a Participant in accordance with this Section 4.

          4.7. Performance-Based Compensation. To the extent that the Committee determines that it is necessary or desirable to conform any awards under the Plan with the requirements applicable to "Performance-Based Compensation", as that term is used in section 162(m)(4)(C) of the Code, it may, at or prior to the time an award is granted, take such steps and impose such restrictions with respect to such award as it determines to be necessary or desirable.

     5. Expiration of Awards. The "Expiration Date" with respect to an award of Restricted Stock under the Plan means the date established as the Expiration Date by the Committee at the time of the grant; provided, however, that the Expiration Date with respect to any award shall not be later than the ten-year anniversary of the date on which the award is granted.



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     6.   Miscellaneous.

     6.1. Effective Date. The Plan shall be effective upon the later of (a) its approval by the Board of Directors of MTLM or (b) its approval by the shareholders of MTLM. The Plan shall be unlimited in duration and, in the event of Plan termination, shall remain in effect as long as any awards under it are outstanding.

     6.2. Limit on Distribution. Distribution of shares of Stock under the Plan shall be subject to the following:

     (a) Notwithstanding any other provision of the Plan, MTLM shall have no liability to deliver any shares of Stock under the Plan unless such delivery would comply with all applicable laws and the applicable requirements of any securities exchange or similar entity.

     (b) In the case of a Participant who is subject to Section 16(a) and 16(b) of the Exchange Act, the Committee may, at any time, add such conditions and limitations to any award to such Participant, or any feature of any such award, as the Committee, in its sole discretion, deems necessary or desirable to comply with Section 16(a) or 16(b) and the rules and regulations thereunder or to obtain any exemption therefrom.

     (c) The transfer of shares of Stock under the Plan may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.

     6.3. Withholding. All awards under the Plan are subject to withholding of all applicable taxes, which withholding obligations may be satisfied, with the consent of the Committee, through the surrender of shares of Stock which the Participant already owns, or to which a Participant is otherwise entitled under the Plan.

     6.4. Transferability. Awards under the Plan are not transferable except as designated by a Participant by will or by the laws of descent and distribution.

     6.5. Notices. Any notice or document required to be filed with the Committee under the Plan will be properly filed if delivered or mailed by registered mail, postage prepaid, to the Committee, in care of MTLM, at its principal executive offices. The Committee may, by advance written notice to affected persons, revise such notice procedure from time to time. Any notice required under the Plan (other than a notice of election) may be waived by the person entitled to notice.

     6.6. Agreement With MTLM. At the time of an award to a Participant under the Plan, the Committee may require a Participant to enter into an agreement with MTLM (the


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"Agreement") in a form specified by the Committee, agreeing to the terms and conditions of the Plan and to such additional terms and conditions, not inconsistent with the Plan, as the Committee may, in its sole discretion, prescribe.

     6.7. No Contract of Employment. The Plan does not constitute a contract of employment, and selection as a Participant will not give any employee the right to be retained in the employ of the Company, nor any right or claim to any benefit or payment under the Plan, unless such right or claim has specifically accrued under the terms of the Plan. Except as otherwise provided in the Plan, no award under the Plan shall confer upon the holder thereof any right as a shareholder of MTLM prior to the date on which he fulfills all service requirements and other conditions for receipt of such rights.

     6.8. Evidence. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person acting on it considers pertinent and reliable, and signed, made or presented by the proper party or parties.

     6.9. Gender and Number. Where the context admits, words in one gender shall include the other gender, words in the singular shall include the plural and the plural shall include the singular.

7.   Amendment and Termination.

     The Board may, at any time, amend or terminate the Plan, provided that, subject to subsection 3.3 (relating to certain adjustments to shares), no amendment or termination may materially adversely affect the rights of any Participant or beneficiary under any award made under the Plan prior to the date such amendment is adopted by the Board. Notwithstanding the foregoing or any other provision of the Plan or any award agreement, the Board or the Committee may amend the Plan or the terms of any award to the extent it deems necessary to preserve pooling-of-interest accounting treatment for any transaction which is intended to be accounted for through such accounting method.

     8. Definition of Fair Market Value. For purposes of the Plan, the term "Fair Market Value" shall mean:

     (a) If the Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market of the National Association of Securities Dealers, Inc. Automated Quotation ("NASDAQ") System, the Fair Market Value of a Share of Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such system or exchange (or the exchange with the greatest volume of trading in Stock) on the last market trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; and



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     (b)  If the Stock is quoted on the NASDAQ System (but not on the Nasdaq
          National Market thereof) or is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share of Stock shall be the mean between the high bid and low asked prices for the Stock on the last market trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

In the absence of an established market for the Stock, the Fair Market Value shall be determined in good faith by the Committee.





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